UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------


                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                              (Amendment No. 3)(1)



               Fomento Economico Mexicano, S.A. de C.V. ("FEMSA")
--------------------------------------------------------------------------------
                                (Name of Issuer)

    BD Units ("BD Units") consisting each of one Series B Share, without par value (a "B Share"), two Series D-B Shares, without par value (each a "D-B Share"), and two Series D-L Shares, without par value (each a "D-L Share");
      American Depositary Shares, each representing one BD Unit ("BD Unit
        ADSs"); and B Units ("B Units") each consisting of five B Shares.
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  344419106(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          Carlos Eduardo Aldrete Ancira
                           General Anaya No. 601 Pte.
                               Colonia Bella Vista
                           Monterrey, NL 64410 Mexico
                                +52 81 8328 6180
--------------------------------------------------------------------------------
             Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications

                               September 17, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13D to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g) check the following box. |_|


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

-----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) CUSIP number is for the BD Unit ADSs only. No CUSIP number exists for the BD Units, B Units, B Shares, D-B Shares or D-L Shares, since such units and shares are not traded in the United States.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   344419106                 13D                     Page 2 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Technical Committee under Irrevocable Trust No. F/29487-6 established at Bancomer, S.A., as Trustee

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   -0- B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY
          EACH                  9   SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                     -0- B Shares;
          WITH                      -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,927,709,091 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

CUSIP No.   344419106                 13D                     Page 3 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,633,466 B Shares;
                                    3,266,932 D-B Shares;
                                    3,266,932 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,633,466 B Shares;
                                    3,266,932 D-B Shares;
                                    3,266,932 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,927,709,091 B Shares; 3,266,932 D-B Shares; and 3,266,932 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0.25% of D-B Shares; and 0.3% of D-L Shares

14    TYPE OF REPORTING PERSON*

CUSIP No.   344419106                 13D                     Page 4 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eugenio Garza Laguera

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    4,954,368 B Shares;
                                    8,881,736 D-B Shares;
                                    8,881,736 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares;
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      4,954,368 B Shares;
                                    8,881,736 D-B Shares;
                                    8,881,736 D-L Shares;

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,931,029,993 B Shares; 8,881,736 D-B Shares; and 8,881,736 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [X]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.5% of B Shares; 0.7% of D-B Shares; and 0.7% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 5 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Paulina Garza Gonda de Marroquin

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625  B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 6 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Barbara Garza Gonda

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 7 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Mariana Garza Gonda de Trevino Bryan

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 8 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eva Gonda de Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                     Page 9 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eva Garza Gonda de Fernandez

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 10 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Consuelo Garza Laguera de Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    20,831,650 B Shares;
                                    4,038,100 D-B Shares;
                                    4,038,100 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      20,831,650 B Shares;
                                    4,038,100 D-B Shares;
                                    4,038,100 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,946,907,275 Shares; 4,038,100 D-B Shares; and 4,038,100 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      71.1% of B Shares; 0.3% of D-B Shares; and 0.3% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 11 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alfonso Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    23,362 B Shares;
                                    33,924 D-B Shares;
                                    33,924 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      23,362 B Shares;
                                    33,924 D-B Shares;
                                    33,924 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,098,987 B Shares; 33,924 D-B Shares; and 33,924 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 12 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Patricio Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    278,970 B Shares;
                                    545,140 D-B Shares;
                                    545,140 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      278,970 B Shares;
                                    545,140 D-B Shares;
                                    545,140 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,354,595 B Shares; 545,140 D-B Shares; and 545,140 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 13 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Juan Carlos Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0-

        NUMBER OF               8   SHARED VOTING POWER
         SHARES
      BENEFICIALLY                  1,926,075,625 B Shares;
        OWNED BY                    -0- D-B Shares;
          EACH                      -0- D-L Shares
        REPORTING                   (See Schedule I)
         PERSON
          WITH                  9   SOLE DISPOSITIVE POWER

                                    -0-

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 14 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eduardo Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    13,879 B Shares;
                                    26,958 D-B Shares;
                                    26,958 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      13,879 B Shares;
                                    26,958 D-B Shares;
                                    26,958 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,089,504 B Shares; 26,958 D-B Shares; and 26,958 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 15 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Eugenio Garza Garza

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares;

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares;

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 16 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alberto Bailleres

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    333,890 B Shares;
                                    667,780 D-B Shares;
                                    667,780 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      333,890 B Shares;
                                    667,780 D-B Shares;
                                    667,780 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,409,515 B Shares; 667,780 D-B Shares; and 667,780 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0.1% of D-B Shares; and 0.1% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 17 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Maria Teresa G. de Bailleres

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 18 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Inversiones Bursatiles Industriales, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 19 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Corbal, S.A. de C.V.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 20 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Magdalena M. de David

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,269,838 B Shares;
                                    2,536,726 D-B Shares;
                                    2,536,726  D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,269,838 B Shares;
                                    2,536,726 D-B Shares;
                                    2,536,726  D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,927,345,463 B Shares; 2,536,726 D-B Shares; and 2,536,726 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0.2% of D-B Shares; and 0.2% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 21 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alepage, S.A.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    9,670 B Shares;
                                    6,940 D-B Shares;
                                    6,940 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      9,670 B Shares;
                                    6,940 D-B Shares;
                                    6,940 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,085,295 B Shares;  6,940 D-B Shares; and 6,940 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 22 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      BBVA Bancomer Servicios, S.A. as trustee under Trust No. F/29013-0

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; 0 D-B Shares; and 0 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      OO

CUSIP No.   344419106                 13D                    Page 23 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Max Michel Suberville

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    38,202,386 B Shares;
                                    3,266,932 D-B Shares;
                                    3,266,932 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      38,202,386 B Shares;
                                    3,266,932 D-B Shares;
                                    3,266,932 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,964,278,011 B Shares; 3,266,932  D-B Shares; and 3,266,932 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      71.8% of B Shares; 0.3% of D-B Shares; and 0.3% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 24 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Max David Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    13,304,390 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      13,304,390 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,939,380,015 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 25 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Juan David Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    13,304,090 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      13,304,090 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,939,379,715 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 26 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Monique David de VanLathem

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    13,304,090 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      13,304,090 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,939,380,015 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.8% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 27 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Renee Michel de Guichard

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    30,479,280 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      30,479,280 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,956,554,905 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      71.5% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 28 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Magdalena Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,927,962,695 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 29 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Rene Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,932,160 B Shares;
                                    84,180 D-B Shares;
                                    84,180 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,932,160 B Shares;
                                    84,180 D-B Shares;
                                    84,180 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,928,007,785 B Shares; 84,180 D-B Shares; and 84,180 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 30 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Miguel Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,947,070 B Shares;
                                    120,000 D-B Shares;
                                    120,000 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,947,070 B Shares;
                                    120,000 D-B Shares;
                                    120,000 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,928,022,695 B Shares; 120,000 D-B Shares; and 120,000 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 31 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Graciano Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,927,962,695 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 32 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Juan Guichard Michel

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      1,887,070 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,927,962,695 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      IN

CUSIP No.   344419106                 13D                    Page 33 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Franca Servicios, S.A. de C.V. (formerly known as Inversiones Franca, S.A. de C.V.)


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    2,276,517 B Shares;
                                    4,553,034 D-B Shares;
                                    4,553,034 D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      2,276,517 B Shares;
                                    4,553,034 D-B Shares;
                                    4,553,034 D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,928,352,142 B Shares; 4,553,034 D-B Shares; and 4,553,034 D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0.4% of D-B Shares; and 0.4% of D-L Shares

14    TYPE OF REPORTING PERSON*

      CO

CUSIP No.   344419106                 13D                    Page 34 of 46 Pages

1     NAME OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

3     SEC USE ONLY


4     SOURCE OF FUNDS

      Not Applicable

5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d)
      or 2(e)   [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                                7   SOLE VOTING POWER

                                    -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                8   SHARED VOTING POWER

        NUMBER OF                   1,926,075,625 B Shares;
         SHARES                     -0- D-B Shares;
      BENEFICIALLY                  -0- D-L Shares
        OWNED BY                    (See Schedule I)
          EACH
        REPORTING               9   SOLE DISPOSITIVE POWER
         PERSON
          WITH                      -0- B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares

                                10  SHARED DISPOSITIVE POWER

                                    1,926,075,625 B Shares;
                                    -0- D-B Shares;
                                    -0- D-L Shares
                                    (See Schedule I)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,926,075,625 B Shares; -0- D-B Shares; and -0- D-L Shares

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)   [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.4% of B Shares; 0% of D-B Shares; and 0% of D-L Shares

14    TYPE OF REPORTING PERSON*

      OO

Item 1.  Security and Issuer

       a.     Title of Class of Securities:

              BD Units consisting each of one B Share, two D-B Shares and two D-L Shares; American Depositary Shares, each representing ten BD Units; and B Units each consisting of five B Shares.

       b.     Name of Issuer:

              Fomento Economico Mexicano, S.A. de C.V.

       c.     Address of Issuer's Principal Executive Offices:

              Av. General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L., C.P. 64410, Mexico

Item 2.  Identity and Background

       (a)    Name of Persons Filing (the "Reporting Persons"):

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7, Eugenio Garza Laguera, Paulina Garza Gonda de Marroquin, Barbara Garza Gonda, Mariana Garza Gonda de Trevino Bryan, Eva Gonda de Garza, Eva Garza Gonda de Fernandez, Consuelo Garza Laguera de Garza, Alfonso Garza Garza, Patricio Garza Garza, Juan Carlos Garza Garza, Eduardo Garza Garza, Eugenio Garza Garza, Alberto Bailleres, Maria Teresa G. de Bailleres, Inversiones Bursatiles Industriales, S.A. de C.V., Corbal, S.A. de C.V., Magdalena M. de David, Alepage, S.A., BBVA Bancomer Servicios, S.A. F/29013-0, Max Michel Suberville, Max David Michel, Juan David Michel, Monique David de VanLathem, Renee Michel de Guichard, Magdalena Guichard Michel, Rene Guichard Michel, Miguel Guichard Michel, Graciano Guichard Michel, Juan Guichard Michel, Franca Servicios, S.A. de C.V., BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0 (together all of them, the "Trust Participants") and Technical Committee under Irrevocable Trust No. F/29487-6 established at BBVA Bancomer Servicios, S.A., as Trustee (the "Technical Committee").

       (b)    Address or Principal Office or, if none, Residence:

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico.

               Eugenio Garza Laguera: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

               Paulina Garza Gonda de Marroquin: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

               Barbara Garza Gonda: Ave. Universidad #1200, Col.
               Xoco, Mexico, D.F. 03339, Mexico

               Mariana Garza Gonda de Trevino Bryan: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

               Eva Gonda de Garza: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

               Eva Garza Gonda de Fernandez: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

               Consuelo Garza Laguera de Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Alfonso Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Patricio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Juan Carlos Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Eduardo Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Eugenio Garza Garza: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Alberto Bailleres: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico.

               Maria Teresa G. de Bailleres: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico

               Inversiones Bursatiles Industriales, S.A. de C.V.: Ave. Alfonso Reyes #2202 Norte, Monterrey, N.L., Mexico

               Corbal, S.A. de C.V.: Paseo de la Reforma #144, 6 Piso, Mexico, D.F., Mexico

               Magdalena M. de David: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Alepage, S.A.: Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29013-0: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Max Michel Suberville: Cordova No. 16, Col. Roma, Mexico, D.F. 06700, Mexico

               Max David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Juan David Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Monique David de VanLathem: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Renee Michel de Guichard: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Magdalena Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Rene Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Miguel Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Graciano Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Juan Guichard Michel: Torre del Caballito, Paseo de la Reforma #10, Piso 21, Col. Centro, Mexico, D.F. 06030, Mexico

               Franca Servicios, S.A., de C.V. (formerly known as
               Inversiones Franca, S.A. de C.V.: Padre Mier #336 Oriente, Monterrey, N.L., Mexico

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0: Edificio Bancomer, Calzada San Pedro #218 sur, 1er Piso, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico

               Technical Committee under Irrevocable Trust No. F/29487-6 established at BBVA Bancomer Servicios, S.A., as Trustee:
               Av. General Anaya 601 Pte, Col. Bella Vista, Monterrey, N.L. 64410, Mexico.

(c) With respect to any Reporting Person that is a natural person, the present principal occupation or employment and the name, principal business and address of any organization in which such employment is conducted. With respect to any other Reporting Person, the place of its organization, its principal business and the address of its principal office:

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/25078-7 is a trust controlled by Max Michel Suberville whose principal business is an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

               Eugenio Garza Laguera is principally employed as Honorary Life Chairman of the Board of Directors at Fomento Economico Mexicano, S.A. de C.V., the address of which is General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L., Mexico.

               Paulina Garza Gonda de Marroquin is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza Garcia, N.L., Mexico.

               Barbara Garza Gonda is principally employed as Vice-President at Fundacion BBVA Bancomer, the address of which is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

               Mariana Garza Gonda de Trevino Bryan is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza Garcia, N.L., Mexico.

               Eva Gonda de Garza is principally employed as a private investor. The principal address of her place of employment is Camino a la Sierrita No. 105, Col. La Sierrita, Garza Garcia, N.L., Mexico.

               Eva Garza Gonda de Fernandez is principally employed as Founder and President at Alternativas Pacificas, A.C., the address of which is Zaragoza 555 Norte, Colonia Centro, Monterrey, N.L. Mexico 64000.

               Consuelo Garza Laguera de Garza is principally employed as President of the National Board at Asociacion Nacional Pro-Superacion Personal, A.C. (a non-profit organization), the address of which is Orinoco 102 Pte. Colonia Del Valle, Garza Garcia, N.L.

               Alfonso Garza Garza is principally employed as Chief Executive Officer at Femsa Empaques, S.A. de C.V., the address of which is General Anaya 601 Pte., Col. Bella Vista, Monterrey, N.L. Mexico.

               Patricio Garza Garza is principally employed as Executive Officer at Impulsora Vertex, S.A. de C.V., the address of which is Ave. Lazaro Cardenas 2475, Colonia Residencial San Agustin, San Pedro Garza Garcia, N.L.

               Juan Carlos Garza Garza is principally employed as Chief Executive Officer at Acor, S.A. de C.V., the address of which is Ave. Gomez Morin 350, Suite 408, Colonia Valle del Campestre, San Pedro Garza Garcia, N.L., Mexico.

               Eduardo Garza Garza is principally employed as an employee at Bara, S.A. de C.V., the address of which is Edison 1235 Norte, Colonia Talleres, Monterrey, N.L., Mexico.

               Eugenio Garza Garza is principally employed as Executive Officer at Desarrollo Tecnologico de Maquinas, S.A. de C.V., the address of which is Lerdo de Tejada No. 106, Colonia El Lechugal, Santa Catarina, N.L., Mexico.

               Alberto Bailleres is principally employed as Chairman of the Board of Directors at Industrias Penoles, S.A. de C.V., the address of which is Moliere 222, Col. Polanco. Mexico, D.F.

               Maria Teresa G. de Bailleres is principally employed as a private investor. The principal address of her place of employment is Molier No. 222, Colonia Polanco, Delegacion Miguel Hidalgo, Mexico.

               Inversiones Bursatiles Industriales, S.A. de C.V. is a sociedad anonima de capital variable organized under the laws of Mexico, controlled by Eugenio Garza Laguera that engages in holding shares of several companies and other assets and has its principal business at Ave. San Jeronimo No. 800 Pte. Monterrey, N.L., Mexico.

               Corbal, S.A. de C.V. is a sociedad anonima de capital variable organized under the laws of Mexico, controlled by Alberto Bailleres that engages in holding shares of several companies and has its principal business at Av. Paseo de la Reforma No. 144, Fifth Floor, Col. Juarez, Mexico, D.F., 06600.

               Magdalena M. de David is principally employed as private investor. The principal address of her place of employment is address of which is Montanas Rocallosas 615 Pte. Col. Lomas de Chapultepec, Mexico, D.F. 11000.

               Alepage, S.A. is a corporation whose principal business is holding shares of companies controlled by Consuelo Garza de Garza and whose principal address is Privada Tamazunchale #220, Col. del Valle, San Pedro Garza Garcia, N.L., Mexico.

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29013-0 is a trust controlled by Jose Calderon Ayala whose principal business is an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

               Max Michel Suberville is principally employed as Honorary Chairman of the Board at El Puerto de Liverpool. The princpal place of his employment is Vasco de Quiroga 3800, Third Floor, Santa Fe, Mexico, D.F. 05109.

               Max David Michel is principally employed as Chairman of the Board at El Puerto de Liverpool, the address of which is Vasco de Quiroga 3800, Third Floor, Santa Fe, Mexico, D.F. 05109.

               Juan David Michel is principally employed as Chief Promotion Officer at Invex Casa de Bolsa, S.A. de C.V., the address of which is Paseo de la Reforma Bolsa, 21st Floor, Mexico D.F. 06030.

               Monique David de VanLathem is principally employed as private investor. The principal place of her employment is Sierra Vertiente 674, Col. Lomas de Chapultepec, Mexico, D.F. 11000.

               Renee Michel de Guichard is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.

               Magdalena Guichard Michel is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.

               Rene Guichard Michel is principally employed as private investor. The principal place of her employment is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.

               Miguel Guichard Michel is principally employed as Vice-Chairman of the Board of Directors at El Puerto de Liverpool, S.A. de C.V., the address of which is Vasco de Quiroga 3800, Third Floor, Santa Fe, Mexico, D.F. 05109.

               Graciano Guichard Michel is principally employed as Chief Executive Officer at Lambertex, S.A. de C.V., the address of which is Plasticos 28, Col. Lomas de San Francisco. Cuauthlalpan, Estado de Mexico 53569.


               Juan Guichard Michel is principally employed as Chairman and Chief Executive Officer at Invex Grupo Financiero, S.A. de C.V., the address of which is Paseo de la Reforma 10, 21st Floor, Mexico, D.F. 06030.

               Franca Servicios, S.A. de C.V. is a sociedad anonima de capital variable organized under the laws of Mexico, controlled by Jose Calderon Ayala that engages in holding shares of several companies and has its principal business at Padre Mier Ote. 336 Altos, Col. Centro, Monterrey, N.L., Mexico.

               BBVA Bancomer Servicios, S.A., as Trustee under Trust No. F/29490-0 is a trust controlled by Alberto Bailleres together with Susana and Celia Bailleres and an authorized banking institution authorized by the competent Mexican authorities and whose principal address is Av. Universidad 1200, Colonia Xoco, Mexico, D.F., Mexico.

               Technical Committee under Irrevocable Trust No. F/29487-6 established at BBVA Bancomer Servicios, S.A., as Trustee is formed by certain Trust Participants.

       (d)    Criminal Proceedings:

               None.

       (e)    Civil Proceedings:

               None.

       (f)    Citizenship:

               All the Reporting Persons are citizens of Mexico.

Item 3.     Source and amount of Funds or other consideration

            Not applicable.

Item 4.     Purpose of Transaction

            The Reporting Persons are Trust Participants that have entered into a Voting Trust, the primary purpose of which is to permit deposited shares to be voted as a block in accordance with the instructions of the Technical Committee. As of September 15, 2004, the aggregate number of shares deposited in the voting trust amounted to 1,926,075,625 B Shares (collectively, the "Trust Shares"), representing 70.4% of the B Shares outstanding. The Technical Committee is comprised of all of the Trust Participants. Each Trust Share is entitled to one vote on matters that are the subject of a Technical Committee vote, and most matters will be decided by a simple majority of the votes of the Trust Shares.


            In addition to the Trust Shares, the Trust Participants also own the stock described under Items 5(b)(i) and 5(b)(ii).


            FEMSA's capital stock consists of B Shares with full voting rights and of D-B and D-L Shares with limited voting rights. Prior to May 11, 2008, the shares of FEMSA are not separable and may be transferred only in the following forms: (i) B Units, consisting of five B Shares; and (ii) BD Units, consisting of one B Share, two D-B Shares and two D-L Shares. On May 11, 2008, each D-B Share will automatically convert into one B Share with full voting rights, and each D-L Share will automatically convert into one L Share with limited voting rights. At that time, the BD Units and the B Units will cease to exist and the underlying B Shares and L Shares will be separated.

            Each B Share entitles its holder to one vote at any of FEMSA's ordinary or extraordinary general shareholders meetings. Holders of B Shares are entitled to elect at least eleven members of FEMSA's Board of Directors, which shall constitute the majority of such Board at all times. Holders of D-B and D-L Shares are entitled to elect five members of FEMSA's Board of Directors and, upon conversion of the D-L Shares to L Shares or upon issuance of L Shares, the holders of L Shares will be entitled to elect two members of the Board of Directors. Under FEMSA's bylaws, the holders of D-B Shares, D-L Shares and L Shares are entitled to vote only on the following limited matters with respect to FEMSA: (i) changes in corporate form; (ii) any merger in which FEMSA is not the surviving entity or any merger with an entity whose principal corporate purposes are different from those of FEMSA or its subsidiaries;
            (iii) change of nationality; (iv) dissolution and liquidation; and
            (v) the cancellation of the registration of FEMSA's shares with the Special Section of the Registry of Mexico or the removal of the listing of FEMSA's shares from the Mexican Stock Exchange or any foreign exchange.

            Consequently, because of its ownership of a majority of the B Shares, the Voting Trust may be deemed to control FEMSA. The Voting Trust has the power to elect a majority of the members of the Board of Directors of FEMSA and to play a significant or controlling role in the outcome of substantially all matters with respect to FEMSA to be decided by its shareholders.
            Except as set forth in this filing, none of the Reporting Persons currently has plans or proposals which relate to or which would result in any of the actions or transactions described in paragraphs
            (a) through (j) of Item 4 of the instructions to Schedule 13D. However, from time to time, the Reporting Persons may evaluate the possibility of acquiring additional shares, disposing of shares, or entering into corporate transactions involving FEMSA (including, but not limited to, joint ventures and/or other commercial arrangements with FEMSA). The Reporting Persons reserve the right to formulate plans or proposals regarding FEMSA or any of its securities and to carry out any of the actions or transactions described in paragraphs
            (a) through (j) of Item 4 of the instructions to this Schedule 13D, to the extent deemed advisable by such Reporting Persons.

Item 5.     Interest in Securities of the Issuer

       a. Amount beneficially owned:

           See responses to Item 9 and 11 on pages 2 through 34.

       b. Power to Vote or Dispose:

          Number of shares as to which such person has:

              i. Sole power to vote or to direct the vote:

                     See responses to Item 7 on pages 2 through 34.

              ii. Sole power to dispose or to direct the disposition:

                     See responses to Item 8 on pages 2 through 34.

              iii. Shared power to vote or direct the vote:

                     See responses to Item 9 on pages 2 through 34.

              iv. Shared power to dispose or direct the disposition:

                     See responses to Item 10 on pages 2 through 34.

       c. Transactions During Past Sixty Days:

       In the last sixty days, the Trust Participants have contributed to the Voting Trust additional B Shares over which they previously exercised Sole Voting and dispositive power to the Trust.

       d. Right to Receive Dividends and Proceeds.

      None.

       e. Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

            The Trust Participants are parties to the Voting Trust (Irrevocable Trust No. F/29487-6 established at BBVA Bancomer Servicios, S.A., as Trustee). The Trust Participants agreed in April 1998 to deposit a majority of their shares of FEMSA (the Trust Shares) into the Voting Trust. The primary purpose of the Voting Trust is to permit the Trust Shares to be voted as a block, in accordance with the instructions of the Technical Committee. The Technical Committee is comprised of all of the Trust Participants. The number of B Shares deposited by each Trust Participant (the proportional share of the Trust Shares of such participant) determines the number of votes that such Trust Participant has on the Technical Committee. Most matters are decided by a simple majority of the Trust Shares. As a consequence of the Technical Committee's internal procedures, the Technical Committee, as a whole, is deemed to have the beneficial ownership with sole voting power of all the shares deposited in the Voting Trust and the Trust Participants (as defined below), as Technical Committee members, are deemed to have beneficial ownership with shared voting power over those same deposited shares.

            The Trust Participants agreed to certain transfer restrictions with respect to the Trust Shares. During the ten-year term of the Voting Trust, Trust Shares may be transferred by Trust Participants to spouses and immediate family members and, subject to certain conditions, to companies that are 100% owned by Trust Participants ("Permitted Transferees"), provided in all cases that the transferee agrees to be bound by the terms of the Voting Trust. In the event that a Trust Participant wishes to sell part of its Trust Shares to someone other than a Permitted Transferee, the other Trust Participants have the right of first refusal to purchase the Trust Shares that such Trust Participant wishes to sell. If none of the Trust Participants elects to acquire the Trust Shares from the selling Trust Participant, the Technical Committee will have the right to nominate (subject to the approval of Technical Committee members representing 75% of the Trust Shares, excluding Trust Shares that are the subject of the sale) a purchaser for such Trust Shares. In the event that none of the Trust Participants or a nominated purchaser elects to acquire such Trust Shares, the selling Trust Participant will have the right to sell such Trust Shares to a third party on the same terms and conditions that were offered to the Trust Participants. Acquirors of Trust Shares will only be permitted to become parties to the Voting Trust upon the affirmative vote of Technical Committee members. In the event that a Trust Participant holding a majority of the Trust Shares elects to sell its Trust Shares, the other Trust Participants have "tag along" rights that will enable them to sell their Trust Shares to the acquiror of the selling Trust Participant's Trust Shares.

            Other than as disclosed herein and in Item 4 of this Statement, there are no other contracts, arrangements, understandings or relationships among the Reporting Persons and between such persons and any person with respect to the B Shares, D-B Shares or D-L Shares.

Item 7.     Material to be Filed as Exhibits

            The Joint Filing Agreement and Trust Agreement filed as exhibits to Amendment No. 2 to the Schedule 13D are hereby incorporated by reference.

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  September 17, 2004

                                       Technical Committee under
                                       Irrevocable Trust No. F/29487-6
                                       established at BBVA Bancomer
                                       Servicios, S.A., as Trustee, on its
                                       own behalf and on behalf of the
                                       Trust Participants (as defined in
                                       Item 2(a) on page 34 hereof)


                                       By /s/ Carlos Eduardo Aldrete Ancira
                                          -------------------------------------
                                          Name:  Carlos Eduardo Aldrete Ancira
                                          Title:  Attorney-in-fact

                                   Schedule I

                 Disclaimer of Certain Pecuniary Interests

The Technical Committee (as defined in Item 2 (a) on page 34 hereof) hereby disclaims having any pecuniary interests derived from the beneficial ownership of any shares representing FEMSA's Capital Stock (as described in responses to Items 5 and 8 on page 2 hereof).

The Trust Participants (as defined in Item 2 (a) on page 34 hereof) hereby disclaim having any pecuniary interests derived from the beneficial ownership of any shares (with shared voting power and with shared dispositive power) representing FEMSA's Capital Stock (as described in responses to Items 6 and 8 on pages 3 through 34 hereof), other than, pecuniary interests derived by each Trust Beneficiary from shares that such Trust Beneficiary contributed to BBVA Bancomer Servicios, S.A. Trust No. F/29487-6, which as of September 15, 2004 amount to the following:

                                                                                  FEMSA's Capital Stock
                                                                    -----------------------------------------------
                                                                    B Shares           D-B Shares              D-L
                                                                    -------------  ------------------  ------------
Shares
BBVA Bancomer Servicios, S.A. F/250708-7......................         63,275,895           0                    0
Eugenio Garza Laguera.........................................        539,404,085           0                    0
Paulina Garza Gonda de Marroquin..............................        102,750,000           0                    0
Barbara Garza Gonda...........................................        102,750,000           0                    0
Mariana Garza Gonda de Trevino Bryan..........................        102,750,000           0                    0
Eva Gonda de Garza............................................        102,750,000           0                    0
Eva Garza Gonda de Fernandez..................................        102,750,000           0                    0
Consuelo Garza Laguera de Garza...............................        103,532,500           0                    0
Alfonso Garza Garza...........................................             73,650           0                    0
Patricio Garza Garza..........................................             73,650           0                    0
Juan Carlos Garza Garza.......................................             73,650           0                    0
Eduardo Garza Garza...........................................             73,650           0                    0
Alberto Bailleres.............................................         92,401,680           0                    0
Maria Teresa G. de Bailleres..................................            323,050           0                    0
Inversiones Bursatiles Industriales, S.A. de C.V. ............             94,450           0                    0
Corbal, S.A. de C.V. .........................................          3,840,350           0                    0
Magdalena M. de David.........................................          9,557,110           0                    0
Alepage, S.A. ................................................             71,050           0                    0
BBVA Bancomer Servicios, S.A., F/29013-0......................         78,396,650           0                    0
Max David Michel..............................................         13,803,690           0                    0
Juan David Michel.............................................         13,803,690           0                    0
Monique David de VanLathem....................................         13,803,690           0                    0
Renee Michel de Guichard......................................          5,260,495           0                    0
Magdalena Guichard Michel.....................................          8,406,500           0                    0
Rene Guichard Michel..........................................          8,406,500           0                    0
Miguel Guichard Michel........................................          8,406,500           0                    0
Graciano Guichard Michel......................................          8,056,500           0                    0
Juan Guichard Michel..........................................          8,381,500           0                    0
Franca Servicios, S.A. de C.V.................................        269,855,465           0                    0
BBVA Bancomer Servicios, S.A. F/29490-0.......................        144,247,725           0                    0
